UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 2, 2015 (June 30, 2015)

Magellan Petroleum Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-5507	06-0842255
(Commission File Number)	(IRS Employer Identification No.)

1775 Sherman Street, Suite 1950, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

(720) 484-2400
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On June 30, 2015, Nautilus Poplar LLC ("Nautilus"), a wholly owned subsidiary of Magellan Petroleum Corporation ("Magellan" or the "Company") entered into an amendment to its senior secured revolving loan facility (the "Revolving Loan Facility") entered into on September 17, 2014 with West Texas State Bank ("WTSB"). The $5.5 million balance on the Revolving Loan Facility was converted to a single term loan (the "Term Loan"), and its maturity extended to June 30, 2020. The Term Loan bears interest at prime rate plus 1.50% with an interest rate floor of 4.75% and is secured by substantially all of Nautilus's assets, and a guarantee of Magellan secured by a pledge of its membership interest in Nautilus. During the first twelve months of the Term Loan, only monthly interest payments will be payable, and the principal will be amortized over the remaining four years of the life of the Term Loan.
Item 1.02    Termination of a Material Definitive Agreement.
As described in Item 1.01, on June 30, 2015, The Revolving Loan Facility was amended and converted to a single term loan with maturity extended to June 30, 2020.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The information set forth in Item 1.01 is incorporated by reference herein to the extent required.
Item 7.01    Regulation FD Disclosure.
On July 2, 2015, the Company issued a press release announcing the conversion of the Revolving Loan Facility into the Term Loan as described above. A copy of the press release is attached hereto as Exhibit 99.1.
The above information (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.
Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.
The following exhibits are furnished as part of this report:

Exhibit
No.         Description

99.1        Company press release dated July 2, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN PETROLEUM CORPORATION

July 2, 2015	By:	/s/ J. Thomas Wilson
John Thomas Wilson, President and Chief Executive Officer
(as Principal Executive Officer)